UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 5, 2012

NATIONAL GRAPHITE CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-146675	27-3787574
(State or Jurisdiction)	(Commission File Number)	(IRS Employer ID Number)

7230 Indian Creek Ln., Ste 201, Las Vegas, NV 89149

(Address and telephone number of principal executive office)

Registrant’s telephone number, including area code: (702) 839-4029

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors held on November 5, 2012, Howard Bouch was appointed as a Director. The Board of Directors of the Company of the Company was expanded to and the fully constituted Board will consist of three or more people until the next AGM or until the directors decide otherwise; and Fortunato Villamagna continue as Secretary of the Company and Howard Bouch serve as CFO/Treasurer of the Company.

The Board of Directors in the best interest of the Company resolved to compensate its directors, at a rate of $1,000 USD per month each. The agreement will be for a term of 12 months commencing the 1st day of May, 2012. The agreement will be automatically renewed for another 12 months unless notice of termination is received by either party 30 days in advance.

Howard Bouch

Howard Bouch, age 67, is a Private Practice Chartered Accountant with over 36 years of Public and Private international experience. Mr. Bouch originally qualified as a Chartered Accountant (English and Wales Institute) in 1968. Mr. Bouch started his carrer in the Mining Sector when he joined Deloitte & Co, Lusaka, Zambia from 1970 - 1972. Mr. Bouch joined Anglo American Corp, Zambia working as Head Office Chief Accountant for Nchanga Consolidated Copper Mines (world’s 2nd largest) from 1972 - 1976. In 1976, Mr. Bouch returned to the UK and joined Babcock and Wilcox, Engineers, Nottinghamshire, England as Chief Accountant for one of their subsidiaries. Mr. Bouch was Chief Accountant of a private building firm in Cumbria, England from 1978 - 1984. In 1984 Mr. Bouch established a Private Practice as a Chartered Accountant and continues to provide professional services to Cumbrian firms to the present. Mr. Bouch is also a Director of Viavid Broadcasting Inc., (symbol VVDB), Tiger Oil and Energy, Inc. (symbol TGRO), Dewmar International BMC, Inc., (symbol DEWM), and Black Hawk Exploration (symbol BHWX).

Exhibits

No.	Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL GRAPHITE CORP.

/s/ Ken Liebscher
Ken Liebscher
President, Chief Executive Officer, and Director
November 8, 2012

EXHIBIT INDEX

No.	Exhibits

None